Exhibit 16.1

February 5, 2026

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Dear Commissioners,

Enrome LLP (“Enrome”) has been furnished with a copy of the disclosure in the Form 6-K for the event that occurred on February 5, 2026 to be filled by NaaS Technology Inc. (the “Company”). Enrome does not disagree with the Company’s statements regarding Enrome contained in the Form 6-K filling.

Enrome has no basis to agree or disagree with any other part of the Form 6-K that pertains to statement not related to Enrome.

Very truly yours,

Enrome LLP

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